UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2011

Behringer Harvard Mid-Term Value Enhancement
Liquidating Trust
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51292	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1610
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 1, 2011, Behringer Harvard 1401 Plano Road LP, a wholly-owned subsidiary of Behringer Harvard Mid-Term Value Enhancement Liquidating Trust (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a contract for the sale of a single-story office building containing approximately 28,880 rentable square feet located on approximately 2.2 acres of land at 1401 North Plano Road in Richardson, Texas, a suburb of Dallas (the “ASC Building”) to an unaffiliated buyer, 31009 San Antonio Realty, LP, a California limited partnership (the “Purchaser”). The contract sales price for the ASC Building is $3.6 million, and the Purchaser made an earnest money deposit of $50,000 as required by the contract, which is refundable until the termination of an inspection period.

The consummation of the sale of the ASC Building, which is currently 100% occupied by Air Systems Components under a long-term lease, is subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts;

•	no material adverse change occurring relating to the property, the tenants or in the local economic conditions; and

•	the Purchaser’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Behringer Harvard Mid-Term Value Enhancement Liquidating Trust

By: Behringer Harvard Advisors I LP,
Managing Trustee

Dated: September 8, 2011	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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